Exhibit 5

[Faegre & Benson LLP Letterhead]

February 2, 2007

PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, CO  80202

Re:          PRB Energy, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to PRB Energy, Inc. (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), and the proposed resale of up to 1,250,000 shares of common stock, par value $.001 per share (the “Shares”), of the Company, and the proposed resale of up to 30,000 shares (the “Warrant Shares”) of common stock, par value $.001 per share, of the Company issuable upon the exercise of the warrants (the “Warrants”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is being filed as Exhibit 5.  We have examined such corporate records and other documents, including the Registration Statement relating to the Shares and the Warrant Shares and have reviewed such matters of law as we have deemed necessary for this opinion.

Based on such examination, we are of the opinion that, upon the effectiveness of the Registration Statement, the Shares will be validly authorized, legally issued, fully paid and nonassessable, and the Warrant Shares will be validly authorized and, upon exercise of the Warrants in accordance with their terms, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement and the reference to our firm wherever appearing therein.  In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ Douglas R. Wright
Douglas R. Wright